UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 8, 2006

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

5555 Triangle Parkway, Suite 300
Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1—REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.      Entry Into a Material Definitive Agreement.

        On December 8, 2006, Auriga Laboratories, Inc., a Delaware corporation (the “Company”), and Levall Finance Corp. LLC (“Levall”) executed a letter agreement with respect to the $1.5 million senior secured promissory note issued by the Company to Levall on August 29, 2006 (the “Levall Note”). This letter agreement serves to:

•	Amend the royalty payment structure previously set forth in the Levall Note to provide that the Company shall make payments to Levall based on the Company’s sales of Levall®-branded products as follows:

o	For the period beginning on September 1, 2006 and ending on December 31, 2006, the Company will make a six percent (6%) royalty payment (payable on February 15, 2007);

o	For the period beginning on January 1, 2007 and ending on December 31, 2008, the Company will make an eight percent (8%) royalty payment (payable 45 days after every quarter); and

o	For the period beginning on January 1, 2009, and continuing in perpetuity, the Company will make a six percent (6%) royalty payment (payable 45 days after every quarter); and

•	Amend the maturity date of the Levall Note by extending such date to the earlier of the closing of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million (a “Financing”), or May 15, 2007. Prior to this letter agreement, the Levall Note had a maturity date of the earlier of the closing of a Financing, or December 15, 2006.

        As previously reported on the Form 8-K filed with the Securities and Exchange Commission on October 2, 2006, Sorrento Financial Partners, LLC (“Sorrento”) is the managing member of Levall. The Company’s Chief Executive Officer is the owner of Sorrento.

        The foregoing description of the letter agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document filed as Exhibit 10.1 herewith.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit
Number	Document

10.1	Letter Agreement, dated as of December 8, 2006, by and between Auriga Laboratories, Inc. and Levall Finance Corp. LLC.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.
Date: December 11, 2006	By: /s/ Philip S. Pesin
Philip S. Pesin
Chief Executive Officer

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